Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries	Media Inquiries
	Jennifer Gilligan	Shannon Susko
	Senior Vice President, Finance & Investor Relations	Senior Vice President, Chief Communications Officer
	(212) 549-1306	(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS SECOND QUARTER 2023 RESULTS
-- Diluted EPS of $1.92; Adjusted Diluted EPS of $2.10 --
-- Increases 2023 Full Year Guidance --

•Adjusted diluted EPS of $2.10, up over 18% from $1.77 in the second quarter of 2022.
•Premium and service revenues of $34.8 billion in the second quarter of 2023.
•Medicaid redeterminations progressing as expected.
•Increases 2023 full year adjusted diluted EPS guidance by $0.05 to at least $6.45; reiterates 2024 adjusted diluted EPS floor of greater than $6.60.
ST. LOUIS, July 28, 2023 -- Centene Corporation (NYSE: CNC) ("the Company") announced today its financial results for the second quarter ended June 30, 2023. In summary, the 2023 second quarter results were as follows:

Total revenues (in millions)	$37,608
Premium and service revenues (in millions)	$34,838
Health benefits ratio	87.0%
SG&A expense ratio	8.7%
Adjusted SG&A expense ratio (1)	8.6%
GAAP diluted EPS	$1.92
Adjusted diluted EPS (1)	$2.10
Total cash flow provided by operations (in millions)	$2,546

(1)
A full reconciliation of the adjusted diluted earnings per share (EPS) and adjusted selling, general and administrative (SG&A) expenses is shown in the Non-GAAP Financial Presentation section of this release.

"Our strong second quarter performance demonstrates Centene's ability to deliver excellent financial results in a dynamic healthcare landscape. New business wins, strong Marketplace membership growth and continued advancement of our Value Creation Plan contributed to another solid quarter of execution. We are increasing our full year 2023 adjusted diluted EPS guidance, reflecting year-over-year growth of at least 12%, consistent with our long-term growth algorithm," said Chief Executive Officer of Centene, Sarah M. London.

Other Events

•In July 2023, Centene's Texas subsidiary, Superior HealthPlan, announced it entered into a contract to continue to provide healthcare coverage to the aged, blind, or disabled (ABD) population in the state's STAR+PLUS program. The contract is anticipated to begin in September 2024 for a six-year term with a maximum of three additional two-year extensions.

•In June 2023, Centene was selected by the Oklahoma Health Care Authority for statewide contracts to provide managed care for the SoonerSelect and SoonerSelect Children's Specialty Plan programs. The contracts are anticipated to begin in April 2024 for a one-year term with five, one-year renewal options.

•In June 2023, Centene completed the divestiture of Apixio, repositioning the business with a financial partner that can continue to invest in it. The Company maintains a close relationship with, and a minority interest in, the business.

Awards

•In July 2023, Centene received a top score of 100% in the 2023 Disability Equality Index, a comprehensive benchmarking tool that measures disability inclusion in the workplace.

•Also in July, Centene was named one of America's Greatest Workplaces by Newsweek magazine. As one of 1,000 U.S. companies making the inaugural list, Centene received a five-star rating, the highest possible score.

•In May 2023, Centene was named a Top 50 Company for Diversity by DiversityInc for the fourth consecutive year.

Membership

The following table sets forth membership by line of business:

	June 30,
	2023	2022
Traditional Medicaid (1)	14,260,400	13,758,000
High Acuity Medicaid (2)	1,799,200	1,688,000
Total Medicaid (4)	16,059,600	15,446,000
Commercial Marketplace	3,295,200	2,033,300
Commercial Group	435,000	448,700
Total Commercial	3,730,200	2,482,000
Medicare (3) (4)	1,329,000	1,483,900
Medicare PDP	4,493,700	4,165,500
Total at-risk membership	25,612,500	23,577,400
TRICARE eligibles	2,799,300	2,862,400
Total	28,411,800	26,439,800

(1)	Membership includes Temporary Assistance for Needy Families (TANF), Medicaid Expansion, Children's Health Insurance Program (CHIP), Foster Care, and Behavioral Health.
(2)	Membership includes Aged, Blind, or Disabled (ABD), Intellectual and Developmental Disabilities (IDD), Long-Term Services and Supports (LTSS), and Medicare-Medicaid Plans (MMP) Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.
(4)	Medicaid and Medicare membership includes 1,329,100 and 1,252,600 Dual Eligible Special Needs Plans (D-SNP) beneficiaries for the periods ending June 30, 2023, and June 30, 2022, respectively.

Premium and Service Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended June 30,
	2023	2022	% Change
Medicaid	$21,895	$20,487	7%
Commercial	5,734	4,555	26%
Medicare (1)	5,665	5,639	n.m.
Other	1,544	3,287	(53)%
Total Premium and Service Revenues	$34,838	$33,968	3%

(1)	Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs, and Medicare Prescription Drug Plan (PDP).
n.m.: not meaningful

Statement of Operations: Three Months Ended June 30, 2023

•For the second quarter of 2023, premium and service revenues increased 3% to $34.8 billion from $34.0 billion in the comparable period of 2022. The increase was driven by membership growth in the Marketplace business due to strong product positioning and open enrollment results as well as overall market growth; and Medicaid growth, primarily due to the impact of membership growth during the public health emergency, partially offset by reductions as eligibility redeterminations began in the second quarter of 2023. The decrease in Other revenue was driven by recent divestitures.

•Health benefits ratio (HBR) of 87.0% for the second quarter of 2023 represents an increase from 86.7% in the comparable period in 2022. 2023 included the impact of strong growth in Marketplace membership, including continued growth subsequent to the annual enrollment period. Intra-year growth has a higher HBR due to partial year risk adjustment. In addition, the base measurement period of the second quarter of 2022 was impacted by favorable 2021 risk adjustment.

•The SG&A expense ratio was 8.7% for the second quarter of 2023, compared to 8.2% in the second quarter of 2022. The adjusted SG&A expense ratio was 8.6% for the second quarter of 2023, compared to 8.2% in the second quarter of 2022. The increases were driven by growth in the Marketplace business, which operates at a meaningfully higher SG&A ratio as compared to Medicaid.

•The effective tax rate was 25.4% for the second quarter of 2023, compared to 27.7% in the second quarter of 2022. For the second quarter of 2023, our effective tax rate on adjusted earnings was 24.9%, compared to 27.1% in the second quarter of 2022.

•Cash flow provided by operations for the second quarter of 2023 was $2.5 billion, driven by net earnings and timing of premium payments from our state partners.

Balance Sheet

At June 30, 2023, the Company had cash, investments and restricted deposits of $36.8 billion and maintained $243 million of cash and cash equivalents in our unregulated entities. Medical claims liabilities totaled $16.9 billion. The Company's days in claims payable was 52 days, which is a decrease of two days as compared to the first quarter of 2023, and a decrease of three days as compared to the second quarter of 2022. The decrease in days reflects the impact of state-directed payments collected over prior quarters and paid in the second quarter of 2023. Total debt was $18.0 billion, which included $61 million of borrowings on our $2.0 billion revolving credit facility at quarter end.

During the second quarter of 2023, the Company repurchased 6.0 million shares for $400 million. In July 2023, the Company repurchased an additional 4.5 million shares for $300 million. As of July 28, 2023, the Company has a remaining amount of $1.7 billion available under the stock repurchase program.

Outlook
The Company is increasing its 2023 premium and services revenues guidance range by $1.8 billion to reflect an additional $1.0 billion of Medicaid and Commercial premiums as well as $800 million for Medicaid state-directed payments. The Company is also increasing its 2023 adjusted diluted EPS guidance by $0.05 to at least $6.45.
The Company's updated annual guidance for 2023 is as follows and will be discussed further on our conference call:

	Full Year 2023
GAAP diluted EPS	at least $5.60
Adjusted diluted EPS (1)	at least $6.45

(1)	A full reconciliation of adjusted diluted EPS is shown beginning on page 6 of this release.

	Full Year 2023
	Low	High
Total revenues (in billions)	$147.3	$149.3
Premium and service revenues (in billions)	$137.0	$139.0
HBR	87.1%	87.7%
SG&A expense ratio	8.8%	9.2%
Adjusted SG&A expense ratio (2)	8.7%	9.1%
Effective tax rate	22.5%	23.5%
Adjusted effective tax rate (3)	24.1%	25.1%
Diluted shares outstanding (in millions)	546.6	549.6

(2)	Adjusted SG&A expense ratio excludes acquisition and divestiture related expenses of approximately $40 million to $50 million.
(3)	Adjusted effective tax rate excludes income tax effects of adjustments of approximately $240 million to $250 million.

Conference Call

As previously announced, the Company will host a conference call Friday, July 28, 2023, at approximately 8:30 AM (Eastern Time) to review the financial results for the second quarter ended June 30, 2023.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 6765870 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next 12 months or until 11:59 PM (Eastern Time) on Friday, July 26, 2024, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Friday, August 4, 2023, by dialing 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or +1-412-317-0088 from abroad, and entering access code 8191341.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this report as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally in evaluating the Company's performance and for planning purposes, by allowing management to focus on period-to-period changes in the Company's core business operations, and in determining employee incentive compensation. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

The Company is unable to provide a reconciliation of its 2024 adjusted diluted EPS target to the corresponding GAAP measure without unreasonable effort due to the difficulty of predicting the timing and amounts of various items within a reasonable range. As such, this has been excluded from the reconciliation below.

The Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition and divestiture related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's core performance over time.

The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net earnings (loss) attributable to Centene	$1,058	$(172)	$2,188	$677
Amortization of acquired intangible assets	179	199	362	398
Acquisition and divestiture related expenses	13	22	36	119
Other adjustments (1)	(74)	1,445	(127)	1,447
Income tax effects of adjustments (2)	(21)	(452)	(135)	(519)
Adjusted net earnings	$1,155	$1,042	$2,324	$2,122

(1) Other adjustments include the following pre-tax items:
2023:
(a) for the three months ended June 30, 2023: gain on the sale of Apixio of $91 million, gain on the previously reported divestiture of Centurion of $15 million, an additional loss on the divestiture of our Spanish and Central European businesses of $13 million, and real estate impairments of $19 million;

(b) for the six months ended June 30, 2023: gain on the sale of Apixio of $91 million, gain on the sale of Magellan Specialty Health of $79 million, gain on the previously reported divestiture of Centurion of $15 million, an additional loss on the divestiture of our Spanish and Central European businesses of $13 million, and real estate impairments of $45 million.

2022:
(a) for the three months ended June 30, 2022: real estate impairments of $1,454 million, gain on debt extinguishment of $13 million, and costs related to the pharmacy benefits management (PBM) legal settlement of $4 million;

(b) for the six months ended June 30, 2022: real estate impairments of $1,454 million, gain on debt extinguishment of $13 million, and costs related to the PBM legal settlement of $6 million.

(2) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the six months ended June 30, 2023, include a one-time income tax benefit of $69 million resulting from the distribution of long-term stock awards to the estate of the Company's former CEO. The three and six months ended June 30, 2022, also include an $18 million increase to the income tax benefit on the previously reported non-cash impairment of our equity method investment in RxAdvance.

	Three Months Ended June 30,		Six Months Ended June 30,		Annual Guidance December 31, 2023
	2023	2022	2023	2022
GAAP diluted earnings (loss) per share attributable to Centene	$1.92	$(0.29)	$3.96	$1.15	at least $5.60
Amortization of acquired intangible assets	0.33	0.34	0.66	0.68	~$1.31
Acquisition and divestiture related expenses	0.02	0.04	0.07	0.20	~$0.08
Other adjustments (3)	(0.13)	2.45	(0.23)	2.45	~$(0.10)
Income tax effects of adjustments (4)	(0.04)	(0.77)	(0.25)	(0.88)	~$(0.44)
Adjusted diluted EPS	$2.10	$1.77	$4.21	$3.60	at least $6.45
(3) Other adjustments include the following pre-tax items:
2023:
(a) for the three months ended June 30, 2023: gain on the sale of Apixio of $0.16 ($0.11 after-tax), gain on the previously reported divestiture of Centurion of $0.02 ($0.01 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $0.02 ($0.01 after-tax), and real estate impairments of $0.03 ($0.02 after-tax);

(b) for the six months ended June 30, 2023: gain on the sale of Apixio of $0.16 ($0.11 after-tax), gain on the sale of Magellan Specialty Health of $0.14 ($0.12 after-tax), gain on the previously reported divestiture of Centurion of $0.03 ($0.02 after-tax), an additional loss on the divestiture of our Spanish and Central European businesses of $0.02 ($0.01 after-tax), and real estate impairments of $0.08 ($0.06 after-tax);

(c) for the year ended December 31, 2023, an estimated: $0.21 ($0.16 after-tax) of real estate impairments, $0.17 ($0.12 after-tax) gain on the sale of Apixio, $0.14 ($0.12 after-tax) gain on the sale of Magellan Specialty Health, $0.03 ($0.02 after-tax) gain on the previously reported divestiture of Centurion, and $0.03 ($0.02 after-tax) additional loss on the divestiture of our Spanish and Central European businesses.

2022:
(a) for the three months ended June 30, 2022: real estate impairments of $2.46 per share ($1.80 after-tax), gain on debt extinguishment of $0.02 per share ($0.01 after-tax), and costs related to the PBM legal settlement of $0.01 per share ($0.01 after-tax);

(b) for the six months ended June 30, 2022: real estate impairments of $2.46 per share ($1.80 after-tax), gain on debt extinguishment of $0.02 per share ($0.01 after-tax), and costs related to the PBM legal settlement of $0.01 per share ($0.01 after-tax).

(4) The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment. In addition, the six months ended June 30, 2023, as well as the annual 2023 guidance, includes a one-time income tax benefit of $0.12 per share resulting from the distribution of long-term stock awards to the estate of the Company's former CEO. The three and six months ended June 30, 2022, also include a $0.03 per share increase to the income tax benefit on the previously reported non-cash impairment of our equity method investment in RxAdvance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
GAAP selling, general and administrative expenses	$3,016	$2,800	$6,027	$5,545
Less:
Acquisition and divestiture related expenses	13	22	36	121
Costs related to the PBM legal settlement	—	2	—	4
Real estate optimization	1	4	7	4
Adjusted selling, general and administrative expenses	$3,002	$2,772	$5,984	$5,416

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•Adjusted Effective Tax Rate (non-GAAP) = GAAP income tax expense (benefit) excluding the income tax effects of adjustments to net earnings divided by adjusted earnings (loss) before income tax expense.

•Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition and divestiture related expenses, as well as adjustments for other items, net of the income tax effect of the adjustments.

•Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder's equity.

•Average Medical Claims Expense (GAAP) = Medical costs for the period divided by number of days in such period. Average medical claims expense is most often calculated for the quarterly reporting period.

•Days in Claims Payable (GAAP) = Medical claims liabilities divided by average medical claims expense. Days in claims payable is most often calculated for the quarterly reporting period.

In addition, the following terms are defined as follows:

•State-directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment. These payments are recorded as premium revenue and medical costs at close to a 100% HBR. In many instances, the Company has little visibility to the timing of these payments until they are paid by a state.

•Pass-through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 500 company, is a leading healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach – with local brands and local teams – to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 individuals across the nation, including Medicaid and Medicare members (including Medicare Prescription Drug Plans) as well as individuals and families served by the Health Insurance Marketplace and the TRICARE program. The Company also contracts with other healthcare and commercial organizations to provide a variety of specialty services focused on treating the whole person. Centene focuses on long-term growth and value creation as well as the development of its people, systems, and capabilities so that it can better serve its members, providers, local communities, and government partners.

Centene uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, https://investors.centene.com/.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as "believe," "anticipate," "plan," "expect," "estimate," "intend," "seek," "target," "goal," "may," "will," "would," "could," "should," "can," "continue," and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, value creation strategy, competition, expected activities in connection with completed and future acquisitions and dispositions, our investments, and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments, and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events, or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables, and events including, but not limited to: our ability to design and price products that are competitive and/or actuarially sound including but not limited to any impacts resulting from Medicaid redeterminations; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, including fluctuations in medical utilization rates; competition, including our ability to reprocure our contracts and grow organically; the timing and extent of benefits from our value creation strategy, including the possibility that the benefits received may be lower than expected, may not occur, or will not be realized within the expected time periods; our ability to manage our information systems effectively; disruption, unexpected costs, or similar risks from business transactions, including acquisitions, divestitures, and changes in our relationships with third parties; impairments to real estate, investments, goodwill, and intangible assets; the risk that the election of new directors, changes in senior management, and any inability to retain key personnel may create uncertainty or negatively impact our ability to execute quickly and effectively; membership and revenue declines or unexpected trends; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; inflation; changes in economic, political, or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act (collectively referred to as the ACA) and any regulations enacted thereunder; tax matters; disasters or major epidemics; changes in expected contract start dates; changes in provider, state, federal, foreign, and other contracts and delays in the timing of regulatory approval of contracts, including due to protests; the expiration, suspension, or termination of our contracts with federal or state governments (including, but not limited to, Medicaid, Medicare, TRICARE, or other customers); the difficulty of predicting the timing or outcome of legal or regulatory proceedings or matters, including, but not limited to, our ability to resolve claims and/or allegations made by states with regard to past practices, including at Centene Pharmacy Services (formerly Envolve Pharmacy Solutions, Inc. (Envolve)), as our pharmacy benefits manager (PBM) subsidiary, within the reserve estimate we previously recorded and on other acceptable terms, or at all, or whether additional claims, reviews or investigations will be brought by states, the federal government or shareholder litigants, or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the exertion of management's time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental, or third party consents or approvals for acquisitions or dispositions; any changes in expected closing dates, estimated purchase price, or accretion for acquisitions or dispositions; restrictions and limitations in connection with our indebtedness; a downgrade of the credit rating of our indebtedness; the availability of debt and equity financing on terms that are favorable to us; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission (SEC). This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition, and results of operations, in our filings with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,170	$12,074
Premium and trade receivables	13,601	13,272
Short-term investments	2,212	2,321
Other current assets	1,883	2,461
Total current assets	34,866	30,128
Long-term investments	16,108	14,684
Restricted deposits	1,355	1,217
Property, software and equipment, net	2,416	2,432
Goodwill	18,716	18,812
Intangible assets, net	6,520	6,911
Other long-term assets	2,872	2,686
Total assets	$82,853	$76,870
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS' EQUITY
Current liabilities:
Medical claims liability	$16,884	$16,745
Accounts payable and accrued expenses	9,868	9,525
Return of premium payable	2,071	1,634
Unearned revenue	2,373	478
Current portion of long-term debt	110	82
Total current liabilities	31,306	28,464
Long-term debt	17,896	17,938
Deferred tax liability	495	615
Other long-term liabilities	7,369	5,616
Total liabilities	57,066	52,633
Commitments and contingencies
Redeemable noncontrolling interests	19	56
Stockholders' equity:
Preferred stock, $0.001 par value; authorized 10,000 shares; no shares issued or outstanding at June 30, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value; authorized 800,000 shares; 614,743 issued and 546,003 outstanding at June 30, 2023, and 607,847 issued and 550,754 outstanding at December 31, 2022	1	1
Additional paid-in capital	20,183	20,060
Accumulated other comprehensive (loss)	(998)	(1,132)
Retained earnings	11,529	9,341
Treasury stock, at cost (68,740 and 57,093 shares, respectively)	(5,044)	(4,213)
Total Centene stockholders' equity	25,671	24,057
Nonredeemable noncontrolling interest	97	124
Total stockholders' equity	25,768	24,181
Total liabilities, redeemable noncontrolling interests and stockholders' equity	$82,853	$76,870

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Premium	$33,713	$31,510	$67,538	$63,399
Service	1,125	2,458	2,252	4,801
Premium and service revenues	34,838	33,968	69,790	68,200
Premium tax	2,770	1,968	6,707	4,921
Total revenues	37,608	35,936	76,497	73,121
Expenses:
Medical costs	29,347	27,312	58,781	55,150
Cost of services	877	2,099	1,747	4,087
Selling, general and administrative expenses	3,016	2,800	6,027	5,545
Depreciation expense	146	164	288	320
Amortization of acquired intangible assets	179	199	362	398
Premium tax expense	2,854	2,041	6,865	5,047
Impairment	18	1,450	38	1,450
Total operating expenses	36,437	36,065	74,108	71,997
Earnings (loss) from operations	1,171	(129)	2,389	1,124
Other income (expense):
Investment and other income	425	42	778	94
Debt extinguishment	—	13	—	16
Interest expense	(181)	(162)	(361)	(322)
Earnings (loss) before income tax	1,415	(236)	2,806	912
Income tax expense (benefit)	360	(65)	621	231
Net earnings (loss)	1,055	(171)	2,185	681
(Earnings) loss attributable to noncontrolling interests	3	(1)	3	(4)
Net earnings (loss) attributable to Centene Corporation	$1,058	$(172)	$2,188	$677

Net earnings (loss) per common share attributable to Centene Corporation:
Basic earnings (loss) per common share	$1.93	$(0.29)	$3.98	$1.16
Diluted earnings (loss) per common share	$1.92	$(0.29)	$3.96	$1.15

Weighted average number of common shares outstanding:
Basic	548,932	583,644	549,850	583,435
Diluted	550,308	583,644	551,996	590,226

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities:
Net earnings	$2,185	$681
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	650	718
Stock compensation expense	117	129
Impairment	38	1,450
(Gain) loss on debt extinguishment	—	(16)
(Gain) on acquisition	—	(2)
Deferred income taxes	(160)	(417)
(Gain) on divestiture	(172)	—
Other adjustments, net	68	162
Changes in assets and liabilities
Premium and trade receivables	(319)	(1,288)
Other assets	(325)	(245)
Medical claims liabilities	139	2,089
Unearned revenue	1,895	75
Accounts payable and accrued expenses	618	41
Other long-term liabilities	2,081	1,058
Other operating activities, net	—	70
Net cash provided by operating activities	6,815	4,505
Cash flows from investing activities:
Capital expenditures	(440)	(524)
Purchases of investments	(3,199)	(3,114)
Sales and maturities of investments	2,293	2,005
Acquisitions, net of cash acquired	—	(1,512)
Divestiture proceeds, net of divested cash	669	—
Net cash (used in) investing activities	(677)	(3,145)
Cash flows from financing activities:
Proceeds from long-term debt	1,281	331
Payments and repurchases of long-term debt	(1,322)	(900)
Common stock repurchases	(828)	(420)
Proceeds from common stock issuances	21	38
Payments for debt extinguishment	—	(27)
Purchase of noncontrolling interest	(85)	—
Other financing activities, net	—	(6)
Net cash (used in) financing activities	(933)	(984)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(7)	(9)
Net increase in cash, cash equivalents, and restricted cash and cash equivalents	5,198	367
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	12,330	13,214
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$17,528	$13,581
Supplemental disclosures of cash flow information:
Interest paid	$348	$327
Income taxes paid	$592	$411
The following table provides a reconciliation of cash, cash equivalents, and restricted cash and cash equivalents reported within the Consolidated Balance Sheets to the totals above:
	June 30,
	2023	2022
Cash and cash equivalents	$17,170	$13,435
Restricted cash and cash equivalents, included in restricted deposits	358	146
Total cash, cash equivalents, and restricted cash and cash equivalents	$17,528	$13,581

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q2	Q1	Q4	Q3	Q2
	2023	2023	2022	2022	2022
MEMBERSHIP
Traditional Medicaid (1)	14,260,400	14,521,100	14,264,800	14,000,100	13,758,000
High Acuity Medicaid (2)	1,799,200	1,801,200	1,710,000	1,698,100	1,688,000
Total Medicaid (4)	16,059,600	16,322,300	15,974,800	15,698,200	15,446,000
Commercial Marketplace	3,295,200	3,093,600	2,076,100	2,087,800	2,033,300
Commercial Group	435,000	437,200	441,100	439,800	448,700
Total Commercial	3,730,200	3,530,800	2,517,200	2,527,600	2,482,000
Medicare (3) (4)	1,329,000	1,343,800	1,511,100	1,517,900	1,483,900
Medicare PDP	4,493,700	4,459,300	4,226,000	4,186,200	4,165,500
Total at-risk membership	25,612,500	25,656,200	24,229,100	23,929,900	23,577,400
TRICARE eligibles	2,799,300	2,799,300	2,832,300	2,832,300	2,862,400
Total	28,411,800	28,455,500	27,061,400	26,762,200	26,439,800

(1)	Membership includes TANF, Medicaid Expansion, CHIP, Foster Care, and Behavioral Health.
(2)	Membership includes ABD, IDD, LTSS, and MMP Duals.
(3)	Membership includes Medicare Advantage and Medicare Supplement.
(4)
Medicaid and Medicare membership includes 1,329,100, 1,323,000, 1,291,300, 1,285,600, and 1,252,600 D-SNP beneficiaries for the periods ending June 30, 2023, March 31, 2023, December 31, 2022, September 30, 2022, and June 30, 2022, respectively.

NUMBER OF EMPLOYEES	68,300	67,200	74,300	83,200	82,400

DAYS IN CLAIMS PAYABLE	52	54	54	54	55

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$35,799	$34,103	$28,926	$31,447	$28,817
Unregulated	1,046	1,031	1,370	989	1,308
Total	$36,845	$35,134	$30,296	$32,436	$30,125

DEBT TO CAPITALIZATION	41.1%	42.1%	42.7%	41.8%	41.5%

OPERATING RATIOS	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
HBR	87.0%	86.7%	87.0%	87.0%
SG&A expense ratio	8.7%	8.2%	8.6%	8.1%
Adjusted SG&A expense ratio	8.6%	8.2%	8.6%	7.9%

HBR BY PRODUCT	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Medicaid	88.9%	89.1%	89.5%	89.0%
Commercial	81.0%	77.5%	78.7%	78.3%
Medicare (1)	86.2%	85.6%	85.7%	86.6%

(1)	Medicare includes Medicare Advantage, Medicare Supplement, D-SNPs, and Medicare PDP.

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, June 30, 2022	$16,581
Less: Reinsurance recoverable	12
Balance, June 30, 2022, net	16,569
Acquisitions and divestitures	(144)
Incurred related to:
Current period	116,843
Prior period	(1,683)
Total incurred	115,160
Paid related to:
Current period	101,660
Prior period	13,061
Total paid	114,721
Balance, June 30, 2023, net	16,864
Plus: Reinsurance recoverable	20
Balance, June 30, 2023	$16,884

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the "Incurred related to: Prior period" amount may be offset as Centene actuarially determines the "Incurred related to: Current period." Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $341 million was recorded as a reduction to premium revenues resulting from development within "Incurred related to: Prior period" due to minimum HBR and other return of premium programs.

The amount of the "Incurred related to: Prior period" above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service June 30, 2022, and prior.